Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value for the years ended December 31, 2006, 2005 and 2004 in Mariner Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, and to the incorporation by reference thereof into Mariner Energy, Inc.’s previously filed Registration Statements (Nos. 333-132152 and 333-132800) on Form S-8.
RYDER SCOTT COMPANY, L.P.
Houston, Texas
March 30, 2007